EXHIBIT 10.3

SECOND AMENDMENT TO INDUSTRIAL BUILDING LEASE
THIS SECOND AMENDMENT TO INDUSTRIAL BUILDING LEASE (''Second Amendment'') is made and entered into this 18th day of April, 2014, by and between Bedford Village, S.A., a Panamanian corporation, doing business as Bedford Village, S.A., Inc. (''Landlord''), and Owens Corning Sales, LLC, a Delaware limited liability company, successor in interest to Owens Corning (''Tenant'') pursuant to the following terms and conditions.
RECITALS
WHEREAS, the parties entered into that certain Industrial Building Lease dated September 2, 1999; as amended by that certain First Amendment to Lease dated March 31, 2009 (collectively, the ''Lease'') regarding Tenant's occupation of the premises located at 4535 Enterprise Drive, Concord, North Carolina 28027.
WHEREAS, the Landlord and Tenant desire to amend the Lease as further provided for in this Second Amendment.
NOW, THEREFORE , in consideration of the covenants, conditions, promises, agreements, and stipulations hereinafter provided, and for other valuable consideration, the receipt of which the parties hereto acknowledge, Landlord and Tenant do hereby mutually agree that the Lease is hereby amended on the terms and conditions provided for in this Amendment:
1.Capitalized terms used herein but not defined herein shall have the meanings given to them in the Lease.
2.Primary Term. The first sentence of the second paragraph of the Lease shall be deleted in its entirety and replaced with the following:
''TO HAVE AND TO HOLD the Premises, for the term of Twenty-Five (25) years beginning on January 1, 2000 (the ''Commencement Date''), and ending on December 31, 2024 (the ''Termination Date''), unless sooner terminated as provided in this Lease (the ''Primary Term'')."
3.Base Rent. Article II. Rent, Section 2.1 Base Rent of the Lease is hereby amended by the addition of the following at the end of Section 2. 1:
''Commencing on January 1, 20 15 and continuing through the remainder of the Primary Term, Base Rent shall be in the amount of $29,325.00 per month with an annual increase of two percent (2%) on the first day of January during each calendar year of the Primary Tenn."
4.Real Estate Taxes/Assessments. Article II, Section 2.3 Real Estate Taxes and Assessments of the Lease is hereby amended by:
(a)the deletion of the following sentence from Section 2.3:
''Tenant shall also pay directly to the International Business Park Association, Inc. annual and special assessments as they become due, which are currently $95.00 per acre per year, due and payable quarterly.''
(b)the addition of the following sentence to the end of Section 2.3:
''Landlord will pay all annual and special assessments associated with the Premises assessed by the International Business Park Association, Inc. Tenant shall reimburse the Landlord within thirty (30) days of Landlord 's invoicing of Tenant for such annual and special assessments paid by Landlord. In the event the Tenant fails to reimburse the Landlord on or before the due date provided for in the preceding sentence, Landlord shall also be entitled to interest on the unreimbursed amount at the Wall Street Journal prime rate plus 5% per annum until such reimbursement is received by the Landlord."
(c)the addition of the following sentence to the end of Section 2.3:
''If Tenant fails to pay any such taxes or assessments when due, then, Tenant will be responsible for and will pay to Landlord, upon demand, all fines, penalties, interest and costs that may be added thereto by or otherwise payable to the taxing authority for the non-payment or late payment thereof. In addition, if Tenant fails to pay any such taxes or assessments on or before the date required herein, then Landlord has the option, but not the obligation, to pay such taxes to the taxing authority, provided, however, that Landlord will have no obligation to pay such taxes to the taxing authority and will not be liable to Tenant or any other person or entity for any failure to do so. Neither Landlord 's payment of such taxes to the taxing authority nor its failure to do so will relieve Tenant of its obligation to pay the amount of such taxes (together with interest payable hereunder and fines, penalties, interest, and costs paid to the taxing authority) or shall     constitute a waiver of Landlord's right to exercise any of its rights or remedies provided herein for Tenant's default in failing to pay such taxes when due if that failure continues beyond the period for notice and cure as hereafter set forth. In the event the Tenant fails to reimburse the Landlord, upon demand, for any taxes or assessments paid by the Landlord on behalf of the Tenant, Landlord shall also be entitled to interest on the unreimbursed amount at the Wall Street Journal prime rate plus 5% per annum until such reimbursement is received by the Landlord. ''

5.Repair s and Maintenance.    Article III, Section 3.2, Repairs and Maintenance of the Lease is hereby amended by the deletion in its entirety of the first sentence of Section 3.2 and replacement with the following:
''Landlord shall provide all repairs and/or replacements to the roof, roof membrane, and structural portions of walls except those repairs and/or replacements necessitated by the acts or omissions of Tenant, its agents, employees, independent contractors or invitees.''
6.International Business Park. Article IV, Section 4.7, Tenant's Maintenance and Repairs of Premises of the Lease, is hereby amended by the deletion of the reference to ''Industrial Business Park'' and replacement with the words ''International Business Park''.
7.General Public Liability Insurance. Article VIII, Section 8.2, General Public Liability Insurance, subsection (a) of the Lease is hereby amended by the deletion of the reference to the coverage amount of ''One Million Dollars and 00/100 ($1,000,000.00) and replacement with the coverage amount of ''Two Million Dollars and 00/100 ($2,000,000.00).
8.Prime Rate. Article X, Default By Tenant, is hereby amended by the deletion of the reference to ''First Union National Bank'' and replacement with the words ''Wall Street Journal''.
9.Holding Over. Article XI, Holding Over of the Lease, is amended by the addition of the following sentence to the end of Article XI:
''Notwithstanding the foregoing, provided the Tenant is not in default under the Lease, unless Landlord has executed a written lease agreement with another tenant for the other tenant 's occupation of the Premises, Tenant shall be entitled to holdover and continue occupying the Premises on the same terms and conditions provided for in the Lease on a month to month basis; provided, that, during such holding over period, either the Landlord or the Tenant may terminate such holding over for any reason whatsoever upon thirty (30) days advance written notice to the other."
10.Option to Renew Term. Article XIII, Option to Renew Term of the Lease is hereby deleted in its entirety and replaced with the following:
''Provided the Tenant is not in default under this Lease, the Tenant shall have the right and option to renew and extend the term of this Lease for one (1) extended term of five (5) years (the ''Extended Term'') which shall commence on January 1, 2025 and shall terminate on December 31, 2029, upon the same terms and conditions provided for in the Lease except the Base Rent which shall be determined as set forth herein below. Provided the Tenant is not in default under this Lease and provided the Tenant has exercised its option for the Extended Term, the Tenant shall have the right and option to a second renewal and extension of the term of this Lease for one (1) additional extended term of five (5) years (the ''Second Extended Term'') which shall commence on January 1, 2030 and shall terminate on December 31, 2034, upon the same terms and conditions provided for in the Lease except the Base Rent which shall be determined as set forth herein below. Tenant shall exercise its right to lease the Premises for the Extended Term and the Second Extended Term by giving written notice of such exercise to Landlord at least two hundred seventy (270) days prior to the beginning of the Extended Term or Second Extended Term, as applicable, provided Tenant shall not lose any option to either the Extended Term or the Second Extended Term unless and until Tenant has had at least ten (10) days following receipt of written notice from Landlord of the expiration of such option to the Extended Term or the Second Extended Term. Reference to the ''term'' of this Lease shall include the Extended Term and the Second Extended Term, as applicable. Base Rent for the Extended Term and the Second Extended Term shall be determined by an appraisal to be performed by a mutually selected and qualified appraiser licensed by the State of North Carolina having a designation comparable to the current M.A.I. standard who shall render a fair market/rental value. In the event that the Landlord and Tenant cannot agree on the selection of an appraiser, or a fair rental value each shall select one appraiser and the two so chosen shall select a third appraiser. The three appraisers shall arrive at a single fair rental value by average, majority vote or such other method as the appraisers determine. The appraisal process shall be commenced in sufficient time so that it will be    completed no later than ninety (90) days prior to the expiration of the then applicable term. The costs of the initial appraisal(s) shall be paid by Tenant. The Landlord and the Tenant shall each pay for its respective second appraiser and the cost of the third appraiser, if necessary, shall be shared equally by Landlord and Tenant. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the Base Rent for the Extended Period shall not exceed 105% of the Base Rent applicable during the last month of the Primary Term."
11.Brokerage Commission. Article XVI, Section 16.11 Brokerage Claims of the Lease is hereby amended by the addition of the following to the end of Section 16.11:
''Jones Lang LaSalle has been retained by Tenant as its exclusive real estate broker. Landlord agrees to pay Jones Lang LaSalle a commission equal to: (i) 3% of the Base Rent for calendar years 2015, 2016, 2017, 2018 and 2019 of the Primary Term and (ii) 2% of the Base Rent for calendar years 2020, 2021, 2022, 2023 and 2024 of the Primary Term. Tenant hereby represents and warrants to Landlord that Jones Lang LaSalle (the ''Tenant Broker'') is the sole broker entitled to a brokerage commission in connection with Tenant's execution of this Second Amendment, and Tenant hereby indemnifies and holds harmless the Landlord from any and all claims of any other broker other than Tenant's Broker for a brokerage commission in connection with this Second Amendment. Tenant further represents and warrants to Landlord that Tenant is no longer represented by Fischer and Company and that no further commissions are owed by the Landlord to Fischer and Company under the Lease. Tenant hereby indemnifies and holds harmless the Landlord from any and all claims of Fischer and Company for any additional brokerage commission in connection with the Lease."
12.Landlord's Work. The Lease is hereby amended by the addition of Article XVI, Section 16.17 Landlord Work as follows:
''16.17 Landlord's Work. In connection with the Second Amendment, the Landlord shall, at its sole cost and expense, perform or cause to be performed the repairs and improvements identified on Exhibit F Landlord Work attached hereto and within the time periods specified for each item identified on Exhibit F.
13.Indemnification. The Lease is hereby amended by the addition of Article XVI, Section 16.18 Indemnification as follows:
''16.18 Indemnification.
(a)    Tenant hereby agrees to indemnify, hold harmless and defend Landlord, its property manager or operator, invitees, officers, agents and/or shareholders as well as their respective shareholders, directors, officers, members, partners,    employees, and agents (collectively, with respect to this Section 16.18, the ''Landlord Indemnified Party'') from and against any and all liability, loss, damages, expenses, costs of action, suits, interest fines, penalties, claims, and judgments, together with reasonable attorney's fees and all other reasonable litigation expenses, investigatory fees and out-of-pocket costs incurred as a direct result of claims or losses incurred by any Landlord Indemnified Party as a consequence of injury, death, or damage, or claim of injury , death, or damage, to person or property, as applicable, during the term of this Lease, attributable to any and all    acts or omissions, including but not limited to, the intentional acts, recklessness, carelessness, or negligence of Tenant and/or its employees, servants, guests, invitees, licensees, vendors, customers, concessionaires, tenants, property manager or operator, or agents, and arising in whole or in part, from the use of the Premises by Tenant, but specifically excluding any loss, cost, damage, or injury to the extent arising from the negligence or willful misconduct of a Landlord Indemnified Party.
(b)    Landlord hereby agrees to indemnify, hold harmless and defend Tenant, its invitees, officers, agents and/or shareholders as well as their respective shareholders, directors, officers, members, partners, employees, and agents (collectively, with respect to this Section 16.18, the ''Tenant Indemnified Party'') from and against any and all liability, loss, damages, expenses, costs of action, suits, interest fines, penalties, claims, and judgments, together with reasonable attorney 's fees and all other reasonable litigation expenses, investigatory fees and out-of-pocket costs incurred as a direct result of claims or losses incurred by any Tenant Indemnified Party as a consequence of injury, death, or damage, or claim of injury, death, or damage, to person or property, as applicable, during the term of this Lease, attributable to any and all acts or omissions, including but not limited to, the negligence or willful misconduct of Landlord and/or its employees, or agents, on the Premises, but specifically excluding any loss, cost, damage, or injury to the extent arising from the negligence or willful misconduct of a Tenant Indemnified Party.
(c)    Nothing contained in this Section 16.18 shall be construed to alter the parties obligations pursuant to Article XV of this Lease.''
14.Sale of Premises. The Lease is hereby amended by the addition of Article XVI, Section 16.19 Sale of Premises as follows:
"16.19 Sale of Premises. During the term of the Lease, if Landlord intends to sell the Premises in an outright sale to an unrelated third party, then Landlord agrees to notify Tenant in writing of its intent to sell. The preceding is solely intended to provide notification to the Tenant and nothing in this Section 16.19 shall be interpreted as creating any right of first refusal or option for the benefit of the Tenant. Furthermore, any failure of the Landlord to provide such written notice to the Tenant shall not be interpreted to be a Landlord default under this Lease or prohibit the Landlord from proceeding with such sale of the Premises to a third party."
15.Affirmation. Except for as amended by this Second Amendment, the Lease remains in full force and effect.
16.Headings. The headings used in this Second Amendment are intended principally for convenience and shall not, by themselves, determine the parties’ rights and obligations.
17.Counterparts. This Second Amendment may be signed by different parties hereto in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Second Amendment.
18.Inconsistencies. If there are any inconsistencies between the terms of this Second Amendment and the Lease, the terms of this Second Amendment shall control.
19.Applicable Law. This Amendment shall be construed and enforced in accordance with the internal laws of the State of North Carolina.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed multiple counterparts of this Second Amendment to Lease, each of which shall be deemed an original thereof, as of the day and year first above written.

	The Bedford Village S.A.		Owens Corning Sales, LLC

By:	/s/ John C. Cheng	By:	/s/ John Christy
Name:	John C. Cheng	Name:	John Christy
Title:	President	Title:	Secretary, Owens Corning Sales, LLC
Date:	April 22, 2014	Date:	April 18, 2014

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